JOINT VENTURE AGREEMENT



        THIS JOINT VENTURE AGREEMENT ("Agreement") is made as of the 28th day of May, 2001 (the "Commencement Date"), by and between by and between GHAREEB M AWAD, ("Awad"), an individual resident in the City of Vancouver, British Columbia, Canada; ROBERT P. SALNA ("Salna"), an individual resident in the City of Toronto, Ontario, Canada; JOHN D. RIVA ("Riva"), an individual resident in the City of Calgary, Alberta, Canada; BROKTON INTERNATIONAL, LTD., ("Brokton"), a corporation organized under the laws of the Turks and Caicos; and DOVER PETROLEUM EGYPT I, INC. ("Dover Petroleum"), a corporation organized under the laws of the State of Florida, United States of America. DOVER INVESTMENTS LIMITED ("Dover Investments"), corporation organized under the laws of Ontario, Canada has been added as a party hereto for the limited purposes indicated herein. Awad, Salna, Riva, Brokton and Dover Petroleum are hereinafter sometimes referred to collectively as "Venturers" and individually as "Venturer".


                               RECITALS

        The Venturers desire to form a joint venture (the "Joint
Venture") for the purposes expressed herein.

        The Joint Venture intends to acquire all of the right title and interest (the "Subject Interest") of Dover Investments in and to that certain Concession Agreement for Petroleum Exploration and Exploitation (the "CONCESSION AGREEMENT") between Dover Investments, the Arab Republic of Egypt (the "GOVERNMENT") and the Egyptian General Petroleum Corporation ("EGYPTIAN PETROLEUM") dated April 23, 2001 and in that connection, the Joint Venture intends to execute a certain Option Agreement (the "Option Agreement") with Dover Investments. The Concession Agreement relates to the grant of exclusive concession for the exploration of petroleum and natural gas in and throughout the East Wadi Araba Area (the "AREA") to Dover Investments.

        The Option Agreement provides, among other things, that upon the occurrence of certain conditions as set forth in the Option Agreement, the Joint Venture may exercise the Option (as such term is defined in the Option Agreement) to acquire the Subject Interest and that prior to the right of the Joint Venture to exercise the Option, Dover Investments will undertake any and all actions under the Concession Agreement in trust for the benefit of the Joint Venture.

        The Venturers desire to set forth their respective rights, obligations and interests with respect to the Joint Venture in this Agreement.

                              AGREEMENT

        NOW, THEREFORE, the Venturers mutually agree as follows:

        1. Recitations. The above recitals are true and correct and are incorporated into this Agreement.

        2. Formation and Name. The Venturers hereby form the Joint Venture to be known as Dover Petroleum Egypt I Joint Venture. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Venturers and the administration and termination of the Joint Venture shall be governed by the Florida Uniform Partnership Act. The Joint Venture shall have all the powers of a general partnership under the laws of the State of Florida and the United States of America.

        3. Principal Office. The principal office of the Joint Venture shall be located at such place as the Venturers may determine.

        4. Term. The term of the Joint Venture shall commence on the date of this Agreement and shall continue until December 31, 2070, unless sooner terminated as set forth herein.

        5. Purpose. The purpose of the Joint Venture is to acquire the Subject Interest pursuant to the Option Agreement, to, thereupon, exercise the rights granted to Dover Investments under the Concession Agreement to explore for, develop and produce petroleum and natural gas contained within the Area and to undertake such other business activities as may be determined appropriate by the Joint Venturers in accordance herewith (collectively, the "Purpose"). Subject to the terms hereof, the Joint Venture shall be authorized to undertake all necessary and appropriate action to accomplish the Purpose.

        6. Limitation of Relationship of Joint Venturers. This Agreement sets forth the rights and obligations of each Joint Venturer in connection with the matters described herein and this Agreement shall not be construed to make the Venturers agents, partners or joint venturers in connection with any matter or thing not specifically indicated herein, including but not limited to any other petroleum or natural gas exploration, development or production activity or other similar undertaking. Except as specifically set forth herein as relates to the Concession Agreement the Area of Mutual Interest (as such term is defined hereinafter), this Agreement shall not limit in any way the right of any Joint Venturer to conduct any other business or activity whatsoever, including but not limited to the right to own, explore for, develop, or produce petroleum and natural gas, or to otherwise transact business activities which may be competitive with the business of the Joint Venture.

        7. Identity of Principals of each Venturer. Each of the Venturers shall designate principals for various purposes under this Agreement. Accordingly, Ghareeb M Awad shall be the principal for Awad (the "Awad Principal"), Robert P. Salna shall be the principal for Salna (the "Salna Principal"), John D. Riva shall be the principal for Riva (the "Riva Principal"), Catherine Bruce ("Bruce") shall be the principal for Brokton (the "Brokton Principal") and Allan Ibbitson ("Ibbitson") shall be the principal for Dover Petroleum (the "Dover Petroleum Principal"). Hereinafter, the Awad Principal, the Salna Principal, the Riva Principal, the Brokton Principal, and the Dover Petroleum Principal shall collectively be referred to as the "Principals".

        8. Joint Venture Interest. Except as otherwise specified in this Agreement, the classification of each Venturer and the interest of each Venturer in the Joint Venture and in the profits, losses and capital thereof (the "Interest or Venture
Interest") are as follows:

             Venturer                            Interest                             Class
__________________________________________________________________________________________________________

               Awad                               23.75%                             General

               Salna                              15.00%                             General

               Riva                               6.25%                              General

              Brokton                             5.00%                              General

          Dover Petroleum                         50.00%                             General



        9.      Capital Contributions.

         (a)    Initial Capital Contributions. Awad, Salna, Riva,
Brokton and Dover Petroleum each have made the following initial capital contributions (the "Initial Capital Contributions") to the Joint Venture:

                 (1)      Initial Capital Contribution of Awad.
        Awad has made an initial capital contribution to the Joint Venture in the amount of $23.75 (the "Awad Initial
        Contribution").

                 (2)      Initial Capital Contribution of Salna.
        Salna has made an initial capital contribution to the Joint Venture in the amount of $15.00 (the "Salna Initial
        Contribution").

                 (3) Initial Capital Contribution of Riva. Riva has made an initial capital contribution to the Joint
        Venture in the amount of $6.25 (the "Riva Initial
        Contribution").

                 (4) Initial Capital Contribution of Brokton. Brokton has made an initial capital contribution to the Joint Venture in the amount of $5.00 (the "Brokton Initial Contribution").

                 (5)      Initial Capital Contribution of Dover
        Petroleum. Dover Petroleum has made an initial capital contribution to the Joint Venture in the amount of $50.00
        (the "Dover Petroleum Initial Contribution").

         (b) Additional Mandatory Capital Contributions. Dover Petroleum shall have the obligation to make the following additional mandatory capital contributions (collectively "the Additional
Mandatory Capital Contribution"):

                (1) Two (2) weeks prior to the expected date of the signing ceremony in connection with the Concession Agreement (the "Signing Ceremony Date"), Dover Petroleum shall, provided that Dover Petroleum shall be notified of the Signing Ceremony Date at least three (3) days prior thereto, make an Additional Mandatory Capital Contribution in the amount (the "First Additional Contribution") equal to the lesser of $400,000 or the applicable amount set forth as a part of the First Exploration Well Budget (as hereinafter defined) solely to (I) fund payment of signature bonus to Egyptian Petroleum as required under the Concession Agreement; (ii) to fund payment of the actual out of pocket costs incurred by Egyptian Petroleum, including but not limited to administrative fees and/or legal fees to Egyptian Petroleum as required under the Concession Agreement; and
        (iii) to fund payment of certain previously vouched and authorized office and other miscellaneous expenses expected to be incurred in connection with the Concession Agreement to the Joint Venture. The First Additional Contribution shall be used by the Joint Venture to make a Continuing Option Payment as required under the Option Agreement.

                (2) Upon approval by the Operating Committee (as hereinafter defined in paragraph 12.(b), 12.(d), 12.(d) of the First Exploration Well Budget (as hereinafter defined) Dover Petroleum shall, not later than sixty (60) days prior to the forecast commencement of the drilling of the First Exploration Well (as such term is defined in the Concession Agreement), make an Additional Mandatory Capital Contribution in the amount of the lesser of $2,000,000 or the budgeted amount required by the First Exploration Budget (the "Second Additional Contribution") to fund drilling operations as to the First Exploration Well to the Joint Venture. Notwithstanding the foregoing, Dover Petroleum shall not have the obligation to make the Second Additional Contribution until 30 days after acceptance by the Operating Committee of the First Exploration Well Budget. The Second Additional Contribution shall be used by the Joint Venture to make a Continuing Option Payment as required under the Option Agreement.

                (3) Not later than the date upon which the drilling of the First Exploration Well (as such term is defined in the Concession Agreement) commences, Dover Petroleum shall make an Additional Mandatory Capital Contribution (the "Third Additional Contribution") in the amount of the lesser of $1,600,000 or the budgeted amount required by the Second Exploration Budget (as such term is defined in paragraph 13.(b) fund drilling operations as to the Second Exploration Well to the Joint Venture. Notwithstanding the foregoing, Dover Petroleum shall not have the obligation to make the Second Additional Contribution until 30 days after acceptance by the Operating
        Committee of the Second Exploration Well Budget.    The
        Third Additional Contribution shall be used by the Joint Venture to make a Continuing Option Payment as required under the Option Agreement.

                (4) In the event that pursuant to paragraphs 9.(b)(1), 9.(b)(2) and 9.(b)(3) the aggregate Additional Mandatory Capital Contributions of Dover Petroleum (the "Aggregate Contribution") is less than $4,000,000.00 (the "Contribution Shortage"), then within five (5) days after the date of determination of the Contribution Shortage, Dover Petroleum shall make an Additional Mandatory Capital Contribution (the "Third Additional Contribution") in the amount of the Contribution Shortage, and such Contribution Shortage shall be used by the Joint Venture in connection with the Purpose.

         (c)    Subsequent Capital Contributions.

                (1) After receipt by the Joint Venture of the Initial Capital Contribution and the Additional Mandatory Capital Contributions, any capital amounts required by the Joint Venture shall be contributed to the Joint Venture pro rata by the Venturers in accordance with the then Interest of each such Venturer, and all Venturers agree to make subsequent capital contributions (individually a "Subsequent Capital Contribution" and collectively, the "Subsequent Capital Contributions") to the Joint Venture as and when the need for any such Subsequent Capital Contribution is determined appropriate by Dover Petroleum as a result of the requirements under the Option Agreement, the Concession Agreement, the First Exploration Well Budget, the Second Well Exploration Budget or otherwise. In such regard, it is specifically understood by the Venturers that when notified by Dover Petroleum of any such Subsequent Capital Contribution (a "Capital Contribution Notice") each Joint Venturer shall be required to make such Subsequent Capital Contribution to the Joint Venture within in ten (10) days after receipt by each such Venturer of a Capital Contribution Notice.

                (2) The Venturers acknowledge that on any particular Subsequent Capital Contribution Payment Date, one or more Venturers (an "Affected Venturer") may not be in the position to fund such Affected Venturers share of any such Subsequent Capital Contribution. In that case Venturers other than the Affected Venturers (the "Capital Substitution Contributors") shall contribute to the Joint Venture, pro rata by such Capital Substitution Contributors in accordance with the then Interests of such Capital Substitution Contributors without consideration of the Affected Venturers, such Affected Venturers share of any such Subsequent Capital Contribution (the "Affected Venturers Capital Substitution Amount"). Each Venturer hereby agrees that any such Affected Venturer shall repay any Affected Venturers Capital Substitution Amount, along with the applicable amount of Capital Substitution Premium (as such term is hereinafter defined), to the Capital Substitution Contributors from each and every amount of Cash Available For Distribution (as such term is defined in paragraph 20.(a) to be distributed to the Venturers hereunder until such time as the Affected Venturers Capital Substitution Amount and the applicable amount of Capital Substitution Premium is repaid to the Capital Substitution Contributors. Consistent with ordinary and customary practice in the petroleum and gas exploration, development and production business, the Venturers agree that the Capital Substitution Premium shall be determined as follows:

                 (A) In the event that the Affected Venturers Capital Substitution Amount results from a request for a Subsequent Capital Contribution in connection with an Exploratory Well (as such term is defined in the Concession Agreement) the Capital Substitution Premium shall be equal to five times the amount of the Affected Venturers Capital Substitution Amount; and

                 (B) In the event that the Affected Venturers Capital Substitution Amount results from a request for a Subsequent Capital Contribution in connection with a Development Well (as such term is defined in the Concession Agreement) the Capital Substitution Premium shall be equal to three times the amount of the Affected Venturers Capital Substitution Amount.

                (3) In connection with the provision by the Venturers of any Affected Venturers Capital Substitution Amount, the Capital Substitution Contributors shall be entitled, pro rata in accordance with the then Interests of such Capital Substitution Contributors without consideration of the Affected Venturers, have repayment of any Affected Venturers Capital Substitution Amount, along with the applicable amount of Capital Substitution Premium secured by a lien and hypothecation (the "Capital Substitution Lien") upon the entire Interest of the Affected Venturers, and a security interest lien and encumbrance is hereby created and imposed upon the Interest of each such Affected Venturer simultaneously with the payment of an Affected Venturers Capital Substitution Amount tot the Joint Venture. Accordingly, this Agreement shall be deemed to be a "Security Agreement" as defined in the Uniform Commercial Code in force in the State of Florida, as amended from time to time (the "UCC"), and the Contributing Venturers as the holders of the Capital Substitution Lien shall have all rights and remedies of a secured party under the UCC. The Affected Venturers shall execute and deliver such further documents as are necessary to perfect any Capital Substitution Lien, and in order to accomplish the foregoing, each such Affected Venturer hereby appoints Dover Petroleum as attorney-in-fact for the limited purpose of executing a financing statement to so perfect any Capital Substitution Lien.

        10. Capital Accounts. A capital account shall be established for each Venturer and the applicable Venturer's capital account shall be increased by the amount of its Initial Capital Contribution, the amount of its Additional Mandatory Capital Contribution, the amount its Subsequent Capital Contributions, if any, and each such Venturer's share of the net income of the Joint Venture. Each Venturer's capital account shall be reduced by the amount of all distributions (other than in repayment of any loans made by that Venturer to the Joint Venture, if any) made by the Joint Venture to such Venturer and such Venturer's share of Joint Venture losses. No Venturer shall permitted to withdraw any of the capital contributed to the Joint Venture except pursuant to the terms hereof.

        11. Loans to the Joint Venture. At such time as the Joint Venturers agree in accordance with the terms hereof, the Joint Venture may obtain loans (the "Loans") for use by the Joint Venture in connection with the Purpose. In such connection, Dover Petroleum shall have the obligation to use its best efforts to solicit and procure, on behalf of the Joint Venture, offers from third parties for loans in such amounts as may be necessary to fund the obligations of the Joint Venture in connection with the production activities under the Concession Agreement, provided that the foregoing shall not imply any assurance by Dover Petroleum to the Joint Venture that any such Loan may be available or if so available, that any term or condition associated therewith will be favorable to the Joint Venture. In any event, all of the terms of any such Loans, including but not limited to the term, interest rate, collateral and guarantees, shall be determined by the Required Vote (as such term is defined in paragraph 12.(a)) of the Venturers, and should the terms of such Loan require the pledge of the Venturers Interests as security for such Loan, then each Venturer agrees to so pledge its Interest.

        12.     Decisions and Policies.

         (a) All major determinations (the "Major Decisions") shall be approved by the vote of the Venturers owning sixty six and two-thirds (66.67%) of the Interests (the "Required Vote"). For the purposes of this Agreement, Major Decisions shall include the following:

                (1)     A decision to change the Purpose of the
        Joint Venture; or

                (2)     A decision to materially change any
        agreement executed by the Joint Venture pursuant hereto; or

                (3)     Except as otherwise set forth herein, a
        decision accept the First Exploration Well Budget or the Second Exploration Well Budget or to modify any line item contained therein; or

                (4) Except as otherwise set forth herein, a decision to make any purchase, execute any contract or incur any other obligation on behalf of the Joint Venture other than to the party and in the amount as specified in the First Exploration Well Budget or the Second Exploration Well Budget; or

                (5)     Except as otherwise set forth herein, a
        decision obtain an Loan or to utilize collateral owned by the Joint Venture as security for any Loan; or

                (6)     A decision to assign, transfer, pledge,
        compromise or release any of the claims or debts due to the Joint Venture except on payment in full;

                (7) A decision to make, execute or deliver any assignment of the benefit of creditors;

                (8) A decision to make, execute or deliver any bond, confession of judgment, guaranty bond, indemnity bond or surety bond or any contract of sale, bill of sale, deed, mortgage or lease relating to any of the assets of the Joint Venture or the interest of the Joint Venture therein.

         (b) Notwithstanding the provisions of paragraph 12.(a), a decision to transfer Joint Venture assets except in the ordinary course of the business of the Joint Venture shall require the unanimous consent of the Joint Venturers.

         (c) Notwithstanding the provisions of paragraph 12.(a), Dover Petroleum shall have the unilateral right on behalf of the Joint Venture to accept or reject the First Exploration Well Budget (as hereinafter defined) and the Second Exploration Well Budget (as hereinafter defined) and each and every component thereof. In such regard, Dover Petroleum shall, within thirty (30) days after receipt of either the First Exploration Well Budget or the Second Exploration Well Budget accept, modify or reject such First Exploration Well Budget or Second Well Budget, as the case may be. In the event that Dover Petroleum modifies the First Exploration Well Budget or the Second Exploration Well Budget then such First Exploration Well Budget, as so modified or such Second Exploration Well Budget, as so modified shall be deemed as accepted by the Joint Venture.

         (d) Notwithstanding the provisions of paragraph 12.(a), the determination of the location for the drilling of any Exploration Well shall be vested in a committee (the "Operating Committee") composed of the Awad Principal, the Dover Investments Principal and the Dover Petroleum Principal. Any decision of the Operating Committee shall require the majority vote of the members thereof.

         (e) The Operating Committee shall serve as liaison between the Joint Venture and the various parties associated with the Option Agreement and the Concession Agreement. Accordingly, the Operating Committee shall have the authority to act on behalf of the Joint Venture in connection with third party contracts under the Concession Agreement for all aspects of the drilling of the First Exploration Well and the Second Exploration Well and all other operating aspects undertaken by the Joint Venture (collectively, the "Third Party Agreements") provided, that absent compelling commercial reasons to do otherwise, the Operating Committee shall seek to utilize the resources and staff of the Gebel El Zeit Petroleum Company ("Petrozeit") for such portions of the Third Party Agreements as determined appropriate by the Operating Committee.

         (f) The Operating Committee shall receive and review any reports or other information provided to the Joint Venture under the Option Agreement or the Concession Agreement.

        13. Responsibilities of Certain Venturers. It is specifically understood and agreed that Awad shall, subject to the oversight by and direction of the Operating Committee, undertake the following matters:
         (a) Timely provide to the Operating Committee a detailed budget (the "First Exploration Well Budget") necessary in order to undertake and complete drilling of the First Exploration Well (as such term is defined in the Concession Agreement).

         (b) Timely provide to the Operating Committee a second detailed budget (the "Second Exploration Well Budget") necessary in order to undertake and complete drilling of the Second Exploration Well (as such term is defined in the Concession Agreement).

         (c) Analyze and interpret all seismic and other empirical geological data associated with the Concession Agreement, and provide recommendations to the Operating Committee regarding appropriate sites for the First Exploration Well, the Second
Exploration Well and other potential well targets (collectively, the "Well Targets").

         (d) Timely provide to the Operating Committee detailed mapping and other information in connection with Drill Targets including information, such as but not limited to, gps coordinates, proposed depth and angle of hole and anticipated pay zone horizons.

         (e) Serve as liaison between the between the Joint Venture, the Government and Egyptian Petroleum in matters associated with the Concession Agreement and timely provide the Operating Committee with all information germane to the business activities of the Joint Venture.

         (f) Solicit and procure, subject to the prior review and consent of the Operating Committee, Third Party Agreements and personnel necessary and appropriate to implement the business activities of the Joint Venture.

         (g) Supervise, subject to the review and consent of the Operating Committee, drilling activities of the Joint Venture and timely provide the Operating Committee with such reports as the Operating Committee deems necessary and appropriate.

        14. Joinder by Dover Investments. Dover Investments has joined in the execution of this Agreement to acknowledge that it is aware that this Agreement has been executed in reliance upon the existence of and faithful performance under the Option Agreement.
In that connection, Dover Investments confirms that Dover Investments shall hold its interest in the Concession Agreement in trust for the benefit of the Joint Venture, and Dover Investments shall receive all the benefits of and undertake all of burdens under the Concession Agreement on behalf of the Joint Venture. Accordingly, Dover Investments represents, warrants and guarantees that in connection with any matter or thing occurring under or as a result of the Concession Agreement, Dover Investments shall be fully accountable to the Joint Venture in connection therewith.

        15.     Rights of First Refusal.

         (a) Should any Venturer own, acquire or have the right to acquire any interest in any right to explore for, develop or produce any petroleum or natural gas (a "First Rights Interest") within an area that is within two (2) kilometers of the boundaries of the Area (the "Area of Mutual Interest"), then such Venturer shall, promptly upon acquisition of any such First Rights Interest, offer all other Venturers the opportunity to acquire a portion of such First Rights Interest, pro rata based upon the Interests of the Joint Venturers. In the event that all Ventures do not elect to acquire such Venturer's pro rata portion of any such First Rights Interest, those Venturers acquiring such First Rights Interest (the "Acquiring Ventures") shall be entitled to acquire the non-acquiring Venturer's portion of any such First Rights Interest, pro rata based upon the Interests of the Acquiring Venturers.

         (b) In the event that Awad owns or has the right to acquire any such First Rights Interest and in the event that the Joint Venture acquires such First Rights Interest within the Area of Mutual Interest, then, subject to the applicable provisions associated with any such acquisition by the Joint Venture, Awad may be entitled to retain the interest associated with any such First Rights Interest acquisition by the Joint Venture without, initially, making any capital contribution as may be required in connection with the first exploration phase associated with such acquired First Rights Interest (the "Deferred Contribution"), provided that any such Deferred Contribution shall be repaid by Awad to the Joint Venture from cash flows derived by the Joint Venture from such First Rights Interest.

        16.     Books of Account, Reports and Budgets.

         (a) All books, records and accounts of the Joint Venture shall be held and maintained at the office of the Joint Venture or at any other location as agreed to by the Venturers and shall be open to inspection during business hours by any Venturer or a Venturer's authorized representative upon fifteen (15) days prior written notice. The Operator shall retain the services of a firm of certified public accountants (the "Accounting Firm") to review the books of the Joint Venture from time to time as the Operator so determines, but in no event less once within sixty (60) days after at the end of each Fiscal Year. The Accounting Firm shall also be utilized by the Joint Venture to prepare all tax returns required to be filed by the Joint Venture.

         (b) The Joint Venture shall furnish monthly reports to the Venturers on or before the twenty-fifth (25th) day of each month succeeding the close of each month during which the Joint Venture operates. Such reports shall set forth a summary of the status of the business operations of the Joint Venture and shall include, without limitation, a balance sheet, an income statement, a statement of sources and uses of funds and a Venturer's capital account statement.

        17. Attorneys for Joint Venture. The Operator shall retain the services of a firm of attorneys (the "Legal Firm") to represent the interests of the Joint Venture.

        18. Bank Accounts. The Joint Venture shall maintain at least one (1) account in such banks as may determined by the Operating Committee. Such account shall be the "Operating Account".
 All receipts of the Joint Venture from any source, including but not limited to, capital contributions and Loans, but excluding funds required to be held in escrow, shall be deposited in the Operating Account, and the funds contained in such Operating Account shall be used to for the purposes set forth in this Agreement. The Operating Account and all other bank accounts of the Joint Venture shall require the signature of the members of the Operating Committee.

        19. Compensation and Expenses. Except as specifically set forth herein, neither a Venturer nor any Principals shall be entitled to any compensation from the Joint Venture or from any other Venturer in connection with the management, supervision and other services provided to the Joint Venture.

        20.     Distributions.

         (a) For the purposes of this Agreement unless otherwise determined by the Required Vote of the Venturers, cash available for distribution ("Cash Available for Distribution") shall mean the excess, if any, of all gross cash receipts of the Joint Venture from all sources as of the date of determination (the "Determination Date") less all of the following items:

                (1) all required cash disbursements of the Joint Venture in connection with the business of the Joint Venture as of the Determination Date which includes, without limitation;

                 (A)    timely payment of direct operating
        obligations, including, without limitation, professional fees, contract obligations and applicable taxes; and

                 (B) timely payment of interest due on any Loan of the Joint Venture; and

                 (C) timely payments of any principal on any Loan of the Joint Venture; and

                (2) As determined by the Required Vote of the Venturers, establishment of a reasonable reserve for other anticipated cash or capital requirements of the Joint Venture.

         (b) Unless otherwise determined by the Joint Venturers by the Required Vote, Cash Available for Distribution shall be distributed by the Joint Venture to the Venturers within five (5) days after any particular Determination Date. Notwithstanding the foregoing, it is specifically agreed that there shall be no distribution of Cash Available for Distribution until all unpaid obligations and debts of the Joint Venture, secured and unsecured (collectively, the "Obligations"), which Obligations include but may not be limited to, Loans, together with any and all interest thereon, are paid in full. Subject to the foregoing, Cash Available for Distribution shall be distributed in the following order of priority:

                (1) to Dover Petroleum to repay the Additional Mandatory Capital Contributions; then

                (2) to the Venturers, pro rata based upon the respective Interests of the Venturers, to repay any Subsequent Capital Contribution; then

                (3) to the Venturers, pro rata based upon the respective Interests of the Venturers.

        21.     Termination.

         (a)    The Joint Venture shall be terminated if:

                (1) any Venturer shall seek relief under any federal or state law relating to bankruptcy, receivership, insolvency or reorganization; or

                (2) any Venturer shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit or creditors; or

                (3) any Venturer shall have instituted against it any proceedings under federal or state law for the relief of debtors which proceedings are not discharged within thirty (30) days of the filing date; or

                (4)     the term of the Joint Venture expires; or

                (5) the Venturers agree pursuant to the Required Vote to terminate the Joint Venture;

         (b) If the Joint Venture is subject to termination as a result of the conditions described in Paragraphs 21.(a)(1), 21.(a)(2) and 21.(a)(3) above as to any Venturer (an "Affected Venturer"), then prior to any such termination, the Venturers other than the Affected Venturer shall be entitled to acquire the Interest of the Affected Venturer and if the entire Interest of such Affected Venturer is so acquired then the Joint Venture shall not terminate.

         (c) If the Joint Venture is terminated as a result of the conditions described in Paragraphs 21.(a)(1), 21.(a)(2) and 21.(a)(3) above, the Affected Venturer shall no longer have a vote in the decisions, management and operation of the Joint Venture and the other Venturers shall thereupon manage the Joint Venture.

         (d) Upon termination of the Joint Venture, the assets of the Joint Venture shall be orderly liquidated and converted into cash within a reasonable period of time. In such event, any Venturer shall have the right to purchase any of the assets of the Joint Venture, either at private or public sale.

         (e) If the Joint Venture is terminated for any reason while the business of the Joint Venture is ongoing or when contractual obligations of the Joint Venture remain outstanding, winding up of the affairs and termination of the business of the Joint Venture may include completion of the work in progress as may be necessary to bring a stage or phase of such work to a state of completion; or to bring such work in progress to a stage that is convenient for the cessation of work; or to a point that concludes the outstanding contractual obligations of the Joint Venture.

         (f) The assets of the Joint Venture shall be applied or distributed in liquidation in the following order of priority:

                (1) To creditors of the Joint Venture other than any Venturer or to any Venturer's Affiliates in payment of debts and obligations of the Joint Venture and to the expenses of liquidation of the Joint Venture, including but not limited to any Loan; then

                (2) To the creation of reserves which the Venturers may determine in accordance herewith as are reasonably necessary for any contingencies, unforeseen liabilities or obligations of the Joint Venture; then

                (3) To Dover Petroleum to repay the Additional Mandatory Capital Contributions; then

                (4) To the Venturers, pro rata based upon the respective Interests of the Venturers, to repay any Subsequent Capital Contribution; then

                (5) to a Venturer in payment in full of the excess of the total amount of that Venturer's capital account over the total amount of any other Venturer's capital account, however, if any Venturer's capital account in this case shall be zero or a negative capital balance, then for the purposes of this paragraph it shall be deemed to be zero and this paragraph shall not apply if all Venturers shall have a negative capital account; then

                (6) to the Venturers pro rata based upon the respective Interests of the Venturers.

         (g) If a Venturer shall have a negative balance in such Venturer's capital account and any other Venturer shall not receive a distribution in liquidation sufficient to reduce the positive balance of such Venturer's capital account to zero, the Venturer with the negative balance shall immediately thereupon pay to the Joint Venture in cash the lessor of:

                (1)     An amount equal to the negative balance
        remaining in capital account of the Venturers with the negative balances, or

                (2)     The amount necessary to reduce the other
        Venturers' positive capital account to zero.

         (h) Every effort shall be made to dispose of the assets of the Joint Venture so that the distribution may be made to the Venturers in cash. If at the time of the termination of the Joint Venture, the Joint Venture owns assets which can not reasonably be converted to cash, such assets shall be distributed in kind to the Venturers, in lieu of cash, proportionately to the Interests of the Venturers.

        22. Withdrawal and Partition. Except as otherwise provided in this Agreement, each Venturer expressly waives any rights that it might otherwise have to voluntarily withdraw from the Joint Venture or to petition for a partition of the assets of the Joint Venture.

        23. Sale or Assignment of Interests. Except to the extent permitted pursuant to the provisions of paragraph 21.(b), a Venturer (a "Transferring Venturer") may not sell, assign or otherwise transfer all or any part of its interest in the Joint Venture without providing the other Venturers (the "Non-transferring Venturers") with written notice of such transfer (the "Transfer Notice"), which Transfer Notice shall be sent to the Ventures at least thirty (30) days prior to date scheduled for such transfer and shall include the name, address and financial information of any proposed transferee, along with the financial terms associated with such proposed transfer, and provided that (i) in the event of any such sale, assignment or transfer the entire Interest of the Transferring Venturer must be the subject of such transfer and (ii) the transferee of any such Transferring Venturer may not be more than one individual or entity. Upon compliance with the foregoing, the Transferring Venturer may undertake the transfer identified in such Transfer Notice after any such transferee executes a counterpart of this Agreement.

        24.     Indemnification.

         (a) Each Venturer is liable for its pro rata share of any Joint Venture liabilities to the extent of its Interest in the Joint Venture. Each Venturer hereby indemnifies and holds harmless each other Venturer against and from all claims, demands, losses, liens, liabilities, penalties, actions and rights of action (including reasonable attorneys' fees and other expenses of prosecuting or defending claims or controversies, litigated or unlitigated) that may arise by virtue of anything done or omitted to be done by a Venturer (directly or through or by agents, employees, or other representatives) outside the scope of or in breach of the terms of this Agreement, provided that such Venturer shall be promptly notified of the existence of the claim, demand, action or right of action and shall be given reasonable opportunity to participate in the defense thereof. Notwithstanding the foregoing, the failure to give such notice shall not affect each other Venturer's obligations hereunder, except to the extent to any actual prejudice to it resulting therefrom. In the event of joint and several liability by reason of notes executed on behalf of the Joint Venture by a Venturer, each Venturer agrees to hold the other Venturers harmless to the extent of any claims, demands, actions and rights of action or judgments obtained in excess of the Interest of each such Venturer in the Joint Venture.

         (b) A security interest lien and encumbrance is hereby created and imposed upon the Interests in the Joint Venture of an indemnifying Venturer as security for such indemnification. Accordingly, this Agreement shall be deemed to be a "Security Agreement" as defined in the Uniform Commercial Code in force in the State of Florida, as amended from time to time, and the Venturers holding the foregoing lien shall have all rights and remedies of a secured party under the said Uniform Commercial Code, as amended from time to time. The Venturers shall execute and deliver such further assurances for such purposes as are necessary, and do hereby appoint each other as attorney-in-fact for the limited purpose of executing a financing statement to perfect any lien created by this paragraph.

        25.     Miscellaneous.

         (a) Amendment. No amendment or modification of this Agreement shall be effective unless it is in writing and executed by the party against whom enforcement is sought.

         (b) Applicable Law. This Agreement shall be governed by Florida law. The Venturers shall execute all certificates required by Florida law to be filed in connection with the Joint Venture including, without limitation, partnership certificates.

         (c) Arbitration. If any controversy or claim arising out of this Agreement cannot be settled by the Venturers, the Venturers shall submit the controversy or claim for settlement by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Any arbitration shall be held in Palm Beach County, Florida, and the prevailing party in any such Arbitration shall be entitled to receive the costs and expenses of any such arbitration .

         (d) Assignment. A Venturer shall not sell, assign, transfer, encumber, hypothecate or otherwise alienate in any way all or any part of its Interest without the first complying with the applicable provisions of this Agreement. Any attempt to undertake any action that violates this provision shall be null, void and of no force or effect.

         (e) Benefit and Obligations. This Agreement shall inure to the benefit of and be binding upon the Venturers and their respective permitted heirs, successors and assigns. Any person or entity succeeding to the interest of a Venturer shall succeed to all of such Venturer's rights, interests, and obligations hereunder, subject to and with the benefit of all terms and conditions of this Agreement, including the restrictive conditions contained herein.

         (f) Counterparts. This Agreement may be executed in any number of counterparts any one and all of which shall constitute an original.

         (g) Drafting. This Agreement and the exhibits hereto have been negotiated at arms length by the Venturers, and the Venturers mutually agree that for the purpose of construing the terms of this Agreement or the exhibits hereto, no Venturer shall be deemed to be responsible for the authorship thereof.

         (h) Entire Agreement. This Agreement constitutes the entire agreement between the Joint Venturers and supersedes any prior understandings, agreements, or representations by or between the Joint Venturers, written or oral, to the extent they related in any way to the subject matter hereof, including but not limited to the preliminary agreement and understanding reached by the Joint Venturers in respect to the subject matter hereof.

         (i) Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution.

         (j) Further Assurances. The Venturers agree to make, execute and deliver all further instruments and documents necessary or proper to comply with or carry out the purposes of this Agreement.

         (k) Notice. All notices required or permitted by this Agreement shall be in writing and shall be addressed and delivered as hereinafter set forth or to such other address as shall from time to time be supplied in writing to any Venturer from the other Venturer. Notice shall be deemed given when deposited in the mails, addressed to the Venturer to receive the same, postage prepaid, by certified or registered mail, return receipt requested, or when deposited with a recognized overnight courier addressed to the Venturer to receive the same, or when sent by telefax, provided that any Venturer providing notice by telefax shall be required to provide reasonable evidence that the telefax was received by the intended recipient. The initial addresses of the Venturers are as follows:

If to Awad:


If to Salna:


If to Riva:


If to Brokton:


If to Dover Petroleum:


         (l) Paragraph Headings. All paragraph headings inserted in this Agreement are for informational purposes only and do not amplify or limit the provisions of this Agreement.

         (m) Severability. If any paragraph or provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions hereof, all of which paragraphs and provisions and portions thereof are hereby declared severable.

         (n) Survival. All provisions hereof governing the rights of the Venturers after a termination and dissolution shall survive such termination and dissolution.

         (o) Third Party Claims. In the event any third party unaffiliated with any Venturer claims any right upon or against the interest of either Venturer, directly or indirectly, the Joint Venture shall, upon receipt of notice of the existence of any such claim, have the right to satisfy any claim (a "Claim") which is a lawful encumbrance upon the property of the Joint Venture and charge the interest of the Venturer for the amount paid on account of such Claim, plus reasonable costs incurred by the Joint Venture in connection therewith. No party claiming any right upon or against the interest of either Venturer shall have any rights against either Venturer by virtue of this Agreement or this provision.


                    (Signatures appear next page)

        IN WITNESS WHEREOF, the Venturers hereto have caused these presents to be executed the day and year first above written.






                  Ghareeb M. Awad


                  /s/ Robert P. Salna
                  Robert
                  P. Salna


                  John D. Riva


                  Brokton
                  International,
                  Ltd.

                  /s/ Catherine Bruce
                  By:
                  Catherine Bruce, President


                  Dover
                  Petroleum
                  Egypt
                  I., Inc.

                  /s/ Alan Ibbitson
                  By:
                  Allan Ibbitson, Vice President



                           Limited Joinder



        Dover Investments Ltd. joins in the execution of this Agreement for the purposes expressed in paragraph 14 hereof.



                  Dover Investments Ltd.


                  /s/ Robert Salna
                  _______________________________________
                  Robert Salna, President